EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES THIRD QUARTER 2006 RESULTS AND RAISES GUIDANCE FOR FULL YEAR 2006

Third quarter 2006 healthcare revenues increase 7 percent

Income from operations improves 34 percent for first nine months of 2006

ALPHARETTA, GA, November 8, 2006 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced results for the third quarter and nine months ended September 30, 2006. Highlights from the third quarter and first nine months of 2006 include:

▪	Income from operations for the third quarter and first nine months of 2006 increased 66 percent and 34 percent, respectively, over the same 2005 periods;
▪	Operating income margin for the first nine months of 2006 was 8.5 percent, a 190 basis point improvement over the first nine months of 2005;
▪	Income before income taxes for the 2006 quarter and year-to-date periods improved by 71 percent and 48 percent, respectively;
▪
Year-to-date operating cash flow for 2006 improved by 40 percent over the same 2005 period to $8.3 million, enabling debt-free financing of the Samco and Ceres Medical acquisitions, repayment of all credit facility borrowings and more than $2 million in stock repurchases.

Third Quarter and First Nine Months Results

The Company’s reported earnings for the third quarter and first nine months of 2006 were $0.04 and $0.14 per diluted share, respectively, as compared to reported earnings for the third quarter and first nine months of 2005 of $0.18 and $0.27 per diluted share, respectively.  Included in reported earnings for the third quarter and first nine months of 2005 were net income tax benefits of $0.14 and $0.13 per diluted share, respectively, related to primarily to the elimination of the valuation allowance for deferred tax assets.  Excluding these significant non-cash deferred income tax benefits and adjusting for an effective income tax rate of 36 percent, pro-forma (non-GAAP) earnings for the third quarter and first nine months of 2005 were $0.02 and $0.09 per diluted share, respectively.  (See reconciliations provided in the Appendix to this release.)

“Because of the complexity of our income tax situation in 2005, direct comparisons of our reported net income for the 2006 and 2005 quarter and year-to-date periods are not meaningful,” explained Dan R. Lee, the Company’s President and CEO. “For this reason, we believe the best measures of our operating improvements in 2006 are income from operations and income before income taxes which, through the first nine months of 2006, have increased 34 percent and 48 percent, respectively, over the same 2005 periods.”

Consolidated net revenues for the third quarter and first nine months of 2006 totaled $35.1 million and $104.8 million, respectively, versus $33.5 million and $101.7 million in the same 2005 periods. The Company’s third quarter 2006 healthcare revenues totaled $34.7 million, an increase of $2.2 million, or 6.7 percent, over the third quarter of 2005. For the first nine months of 2006, healthcare revenues grew 6.2 percent, or $6.1 million, over the same 2005 period to $103.8 million. The increases in healthcare revenues for the 2006 third quarter and first nine months were offset by planned decreases in OTI division revenues of more than $500 thousand and approximately $2.9 million, respectively.

Gross margin for the third quarter and first nine months of 2006 of 39.1 percent and 39.5 percent, respectively, represented substantial improvement over the third quarter and first nine months of 2005.

Mr. Lee commented, “We are very pleased with our quarter- and year-to-date operating performance. Our healthcare revenues in the third quarter of 2006 grew by approximately 7 percent, led by an increase of more than 10 percent in our domestic branded revenues. We are excited about the momentum in our domestic branded business and the double-digit growth resulting from the sales and marketing realignments we implemented a year ago. Because we also manufacture the majority of these products in our own facilities, this growth is contributing to progressively greater profitability. We have spent the year transforming our OEM business by establishing new and lasting relationships with surgery-assisted equipment manufacturers who are on the leading edge of technology. These relationships have a strong potential for future growth with higher margin products. Internationally, our revenues in the third quarter and first nine months of 2006 increased 12.4 percent and 8.7 percent, respectively, primarily as a result of the March 2006 Samco acquisition.”

With respect to the Company’s guidance for the full year of 2006, Mr. Lee stated, “Based on our performance to date and excluding the effect of any future acquisitions, we now expect our income before income taxes for 2006 will increase over 2005 by 20 to 21 percent, up from our previously announced forecasted range of growth in 2006 income before income taxes of approximately 15 to 20 percent. We currently expect healthcare revenue growth for 2006 of approximately 9 percent over 2005 and consolidated revenues for 2006 of approximately $143 million (taking into consideration a planned decline in OTI division revenues during 2006 and approximately $1 million in revenues from our recently announced Europlak acquisition), as compared to our previously announced expectation of $140 million to $144 million. Income tax expense for 2006 should approximate 36 percent of our pre-tax earnings, up from our previously announced expectation of approximately 34 percent of pre-tax earnings, primarily as a result of relatively higher income taxes on our foreign earnings.

Mr. Lee concluded, “Our performance to date is continued verification of our business plan for 2006 and beyond. We are investing our improved domestic profitability in our European operations to improve our operating performance on a long-term basis. With our worldwide infrastructure, our strong balance sheet and our solid operating cash flow, we are well positioned for sustained healthcare revenue growth and improved operating income. Going forward, we may continue to repurchase our stock from time to time in open market or private transactions as market conditions dictate. As with the Europlak acquisition that was completed in early October, we continue to explore additional acquisition opportunities to expand our existing healthcare platform and further strengthen our position as a leading international supplier of high quality surgical products.”

To aid in evaluating the comparability of the Company’s operating results in the third quarter and first nine months of 2006 versus the same 2005 periods, the Company has provided pro forma, non-GAAP results related to fully taxed net income and fully diluted, fully taxed net income per share for the third quarter and first nine months of 2006 and 2005 in the Appendix to this press release.

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Wednesday, November 8, 2006. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com. A conference call replay will be available through 11:59 p.m. Eastern Time on November 21, 2006 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID # 217414.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s statements that relationships with equipment manufacturers have strong potential for future growth with higher margin products, the Company’s forecasted increase in income before income taxes for 2006, the Company’s forecasted revenues for 2006, the Company’s expected income tax rate for 2006, the Company’s belief that investments in its European operations will improve the Company’s operating performance on a long-term basis, the Company’s belief that its worldwide infrastructure, its strong balance sheet and its solid operating cash flow have positioned the Company for sustained healthcare revenue growth and improved operating income, the Company’s future intentions to repurchase its stock from time to time, and the Company’s ability to successfully identify and complete future acquisitions to expand its existing healthcare platform and further strengthen the Company’s position as a leading international supplier of high quality surgical products. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, the following: low barriers to entry for competitive products could cause the Company to reduce the prices for its products or lose customers; large purchasers of the Company’s products regularly negotiate for reductions in prices for the Company’s products, which may reduce the Company’s profits; because a few distributors control much of the delivery of hospital supplies to hospitals, the Company relies significantly on these distributors in connection with the sale of the Company’s branded products; the Company’s relatively small sales and marketing force may place the Company at a competitive disadvantage to its competition; the Company’s contract manufacturing division relies upon a small number of customers, the loss of any of which could have a material adverse impact on the Company; the inability of the Company to complete acquisitions of businesses at an attractive cost could adversely affect the Company’s growth; if the Company is successful in acquiring businesses, the failure to successfully integrate those businesses could adversely affect the Company; the Company’s growing international operations subject the Company’s operating results to numerous additional risks; markets in which the Company competes are highly competitive, which may adversely affect the Company’s growth and operating results; the Company’s products are subject to extensive governmental regulations, compliance or non-compliance with which could adversely affect the Company; the Company’s strategies to protect its proprietary assets may be ineffective, allowing increased competition with the Company; fluctuations in the value of the dollar against foreign currencies have in the past and may in the future adversely affect the Company’s operating results; and the Company’s expenses for raw materials and product distribution are adversely affected by increases in the price for petroleum. The foregoing risks are intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors should be read in conjunction with the more detailed risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com

-Tables Follow -

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights
(in thousands, except for per share data)	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$35,108	$33,487	$104,849	$101,736
Gross profit	13,740	11,945	41,450	39,163
Operating expenses:
Selling, general and administrative	10,782	10,014	31,324	30,947
Research and development	159	172	448	643
Amortization of intangibles	254	243	722	726
Total operating expenses	11,195	10,429	32,494	32,316

Gain (loss) on dispositions	-	17	-	(139)
Income from operations	2,545	1,533	8,956	6,708
Interest income (expense), net	113	(1)	291	(87)
Foreign currency exchange gain (loss)	-	7	-	(416)
Other income, net	80	64	203	199
Income before income taxes	2,738	1,603	9,450	6,404

Income taxes:
Current tax expense	(54)	(225)	(304)	(564)
Deferred tax (expense) benefit	(1,036)	6,479	(3,093)	6,317
Total income tax (expense) benefit	(1,090)	6,254	(3,397)	5,753
Net income	$1,648	$7,857	$6,053	$12,157

Net income per share - basic	$0.04	$0.18	$0.14	$0.28
Net income per share - diluted	$0.04	$0.18	$0.14	$0.27

Weighted average shares outstanding - basic	43,434	43,369	43,581	43,305
Weighted average shares outstanding - diluted	44,431	44,563	44,574	44,479

Balance Sheet Data:	September 30, 2006	December 31, 2005
Cash and cash equivalents	$15,496	$14,765
Other current assets	62,987	56,968
Total current assets	78,483	71,733
Total assets	$147,149	$140,758
Current liabilities	$13,719	$12,579
Long-term debt	8	1,249
Other liabilities	3,690	2,864
Total liabilities	17,417	16,692
Shareholders' equity	129,732	124,066
Total liabilities and shareholders' equity	$147,149	$140,758

APPENDIX

Pro Forma Results

Pro forma results are provided on a non-GAAP basis as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Pro forma results are not a substitute for measures computed in accordance with GAAP. Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP. The Company’s pro forma results may be different from the presentation of financial information by other companies.

The Company believes that fully taxed net income and fully taxed earnings per diluted share are important pro forma measures as they provide useful information for purposes of evaluating the Company’s performance to that of companies of comparable size, industry and scope of operations and evaluating the comparability of the Company’s operating results in different periods. The Company has significant net operating loss carryforwards (“NOL’s”) for Federal tax purposes. Prior to the fourth quarter of 2005, the Company had recorded a valuation allowance for its Federal NOL’s. Consequently, the Company’s tax provision in periods prior to the fourth quarter of 2005 reflected only the state and foreign income taxes and Federal alternative minimum taxes for which the Company was currently liable. Additionally, from 2001 to September 2005, the Company had recognized significant net deferred income tax benefits as a result of decreases in the valuation allowance for its deferred tax assets, primarily these Federal NOL’s. As of September 30, 2005, the Company’s valuation allowance for its Federal deferred tax assets was eliminated. Beginning in the fourth quarter of 2005, the Company’s tax provision reflects Federal, state and foreign income tax expense at appropriate statutory rates in effect for the jurisdictions in which the Company operates. Until the Company’s Federal NOL’s are fully utilized, the Company’s future payments of income taxes will include only the state and foreign income taxes and Federal alternative minimum taxes for which it is liable.

The Company’s results of operations for the third quarter and first nine months of 2006 reflect a fully-taxed provision of approximately $1.1 million and $3.4 million, respectively. The Company’s results of operations for the third quarter and first nine months of 2005 reflected a net income tax benefit of $6.3 million and $5.8 million, respectively, including net deferred income tax benefits of approximately $6.5 million and $6.3 million, respectively, resulting primarily from the decrease in the valuation allowance for deferred tax assets as of September 30, 2005. The Company’s net income and earnings per diluted share, the most directly comparable GAAP measures, may be reconciled to pro forma fully taxed net income and pro forma fully taxed earnings per diluted share as follows:

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
Net income, as reported	$1,648	$7,857	$6,053	$12,157
Reversal of reported total income tax expense (benefit)	1,090	(6,254)	3,397	(5,753)
Income before income taxes, as reported	2,738	1,603	9,450	6,404
Pro forma total income tax expense (at approx. 36%)	(1,090)	(577)	(3,397)	(2,305)
Pro forma fully taxed net income	$1,648	$1,026	$6,053	$4,099

Earnings per diluted share, as reported	$0.04	$0.18	$0.14	$0.27
Reversal of reported total income tax expense (benefit)	0.02	(0.14)	0.07	(0.13)
Income before income taxes, as reported	0.06	0.04	0.21	0.14
Pro forma total income tax expense (at approx. 36%)	(0.02)	(0.02)	(0.07)	(0.05)
Pro forma fully taxed earnings per diluted share	$0.04	$0.02	$0.14	$0.09